SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

  / /      Preliminary Proxy Statement
  / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
  / /      Definitive Proxy Statement
  /X/      Definitive Additional Materials
  / /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12


                          Complink, Ltd.
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                  (Name of Registrant as Specified in Charter)




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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


  Payment of filing fee (check the appropriate box):

  / /      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a- 6(i)(2) or Item 22(a)(2) of Schedule 14A.

  / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

  (1)      Title of each class of securities to which transaction applies:

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  (2)      Aggregate number of securities to which transaction applies:

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  (3)      Per unit price or other underlying value of transaction
           computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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  (4)      Proposed maximum aggregate value of transaction:

  (5)      Total fee paid:



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  /X/      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

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                        SUPPLEMENT TO THE PROXY STATEMENT
                                OF COMPLINK, LTD.




TO    The Shareholders of CompLink, Ltd. (the "Company")

                  This letter supplements the Proxy Statement of the Company dated April 8, 1996 (the "Proxy Statement").

                  Please be advised that following the mailing of the Proxy Statement, the Company was informed by the Nasdaq Small-Cap Market ("Nasdaq") that the Company's Common Stock to be issued pursuant to the Agreement and Plan of Reorganization and Merger dated as of November 20,1995, by and among the NetPlex Group, Inc. ("NetPlex "), America's Work Exchange, Inc. ("AWE"), and CompLink, Ltd. (the "Agreement of Reorganization") would not be approved for listing on Nasdaq. Such approval for listing was a condition to the obligations of Netplex and AWE (collectively, the "Merger Partners") to consummate the "Mergers" (as defined in the Agreement of Reorganization). The Merger Partners and the Board of Directors of CompLink have agreed, that in consideration of the agreement by the Merger Partners to waive the Nasdaq listing requirement, CompLink will grant warrants to purchase an additional 150,000 shares of CompLink Common Stock to the shareholders of NetPlex and AWE. Such additional warrants may be received either by granting (i) additional warrants to current shareholders of NetPlex and AWE, in which case such warrants would be exchanged for warrants to purchase CompLink Common Stock upon the consummation of the Mergers, or (ii) CompLink warrants to such shareholders after the Mergers are consummated. The exercise price of the warrants is anticipated to be approximately $3.00 per share. If such additional warrants are granted, and the Mergers are consummated, the shareholders of NetPlex and AWE could potentially hold an additional 0.7% of the Company's Common Stock, if all CompLink options or warrants issuable to NetPlex and AWE shareholders are exercised in accordance with their vesting provisions.

                  CompLink will proceed with its Special Meeting of Shareholders scheduled for May 24, 1996 at the offices of Olshan Grundman Frome & Rosenzweig LLP at 10:00 A.M. The meeting is being held to approve the Agreement of Reorganization, among other things. If the Agreement of Reorganization is approved by the Shareholders, the Company's Common Stock will be traded on the OTC Electronic Bulletin Board and continue to be traded on the Boston Stock Exchange. However, the Company will use its best efforts to raise additional capital through a private placement following consummation of the Mergers in order to satisfy the original listing requirements of Nasdaq and to increase its working capital. The terms of such private

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placement have not been determined and will be based on negotiations between the
Company and a placement agent. There can be no assurance that the Company will in fact raise such capital or that if it does raise such capital that it will be sufficient to qualify the Company's Common Stock for Nasdaq listing.

                  Accordingly, please be advised that the section of the Proxy labeled "Terms of the Mergers" is amended to include the information set forth above. The Board of Directors of CompLink believes that the Agreement of Reorganization, as amended, is fair to and in the best interests of CompLink and its shareholders and, therefore, recommends approval of the Agreement of Reorganization.






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